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                            TCF FINANCIAL CORPORATION
                   1996 MANAGEMENT INCENTIVE PLAN - EXECUTIVE

1. ELIGIBILITY - Each Participant shall be given a copy of this 1996 Management Incentive Plan for Executives (the "Plan") and required to sign an acknowledgment of its terms. The participants in the Plan are those approved by the Personnel/Affirmative Action Committee (the "Committee"): the Chairman, Vice Chairs, President and Executive Vice Presidents of TCF Financial, and the CEO of each subsidiary bank.

2. All participants will be initially evaluated by the Chairman of TCF Financial (the "Chairman") who will forward all recommendations to the Committee for approval. The Committee evaluates the performance of the Chairman. The Committee will consider the Return on Average Assets ("ROA") performance and shall also evaluate all other matters it deems appropriate in its sole discretion, subject to limits imposed on such discretion under the Performance-Based Plan. Evaluations will be performed pursuant to the terms of the TCF Performance-Based Compensation Policy for Covered Executive Officers (the "Performance-Based Plan") in the case of Covered Executive Officer (as defined in that Plan).

3.   The criteria for awards (subject to paragraph 4) is as follows:
     a. The first criterion for disbursement under the Plan will be the achievement of "Threshold Levels." These levels relate to the safety and soundness of TCF's balance sheets. These levels must be substantially met, in the judgment of the Committee, for any payment to be made, however the threshold does not apply to executives who are subject to the Performance-Based Plan. The threshold levels for 1996 are as follows: (1) The "applicable Bank" has a CAMEL (or equivalent) rating of 1 or 2; (2) The "applicable Bank" continues to be classified as "well capitalized"; and (3) The "applicable Bank's" classified assets to core capital and reserves is less than 100%. THE "APPLICABLE BANK," FOR EXECUTIVES OF TCF FINANCIAL IS COMPRISED OF ALL SUBSIDIARY BANKS.
OTHERWISE, IT IS THE BANK THAT EMPLOYS THE EXECUTIVE. THE COMMITTEE MAY EXCLUDE THE EFFECT OF ANY INSTITUTION ACQUIRED DURING THE FISCAL YEAR IN DETERMINING WHETHER THE FOREGOING THRESHOLDS ARE MET.

     b. The amount of incentive payable to a participant if the criteria in paragraph 3a are met (or are inapplicable) shall be determined by the achievement of ROA financial goals on Exhibit A attached. ROA will be calculated as provided in the Performance-Based Plan rounded to the nearest one-hundredth. The bonus percentage shall be calculated, in the case of ROA achievement which falls between goals, by interpolation as follows: The amount by which the ROA achievement exceeds the goal shall be divided by the amount between the ROA goal exceeded and the next ROA goal. The result shall be stated in the form of a percentage which shall be multiplied by the total percentage points between ROA goals. The result shall be added to the bonus percentage corresponding to the ROA goal that was exceeded.

4. The Committee may, in its discretion, reduce, defer or eliminate the amount of the incentive determined under paragraph 3.b. of this Agreement for a Covered Executive Officer in the Performance-Based Plan. In addition, for participants who are not subject to the Performance-Based Plan, the Committee may in its discretion increase the amount of the incentive calculated under paragraph 3.b. of this Agreement. The Committee has authority to make interpretations under this Plan and to approve the calculation under paragraph 3.b. Incentive compensation will be paid in cash as soon as possible following approval of awards by the Personnel Committee. Except for Covered Executive Officers, the participant must be employed by TCF Financial (or the same subsidiary as employed by on the date of this Acknowledgement) on the date the incentive is paid in the same job position as the position for which the incentive was earned in order to receive the incentive payment. However, where the participant has transferred to another position within TCF, the Committee may in its discretion determine to pay part, none, or all of the incentive based on any factors the Committee considers to be relevant.

5. The Committee may amend this Plan from time to time as it deems appropriate, except that no provision of the Performance-Based Plan may be amended except in accordance with its terms. This Plan shall not be construed as a contract of employment, nor shall it be considered a term of employment, nor as a binding contract to pay awards. The undersigned acknowledges he/she is employed "at will".

6. Notwithstanding the foregoing, for a participant who is the Chief Executive Officer of a subsidiary bank, any award determined hereunder must be approved in advance by that bank's board of directors or personnel committee on the basis of what is in the best interests of that bank and its own financial condition. If such individual is subject to the Performance-Based Plan, the subsidiary board may not in its discretion approve any increase in the amount of the incentive. The expense for an incentive paid by a subsidiary shall be charged to the subsidiary.

7. This Plan is effective for service on or after January 1, 1996, and supersedes and replaces the prior Management Incentive Compensation Plan and any other prior incentive arrangements with respect to executives in this Plan. The Plan may not be amended except in writing signed by TCF Financial, the employer (if other than TCF Financial) and the executive.

                                 ACKNOWLEDGMENT

I have received, read, and acknowledge the terms of the foregoing plan.



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Date                          Signature